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                                                                    EXHIBIT 23.1


  We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 14, 1995 and April 25, 1995, in the Registration Statement of Anthony Industries, Inc. on Form S-3 and related Prospectus for the registration of 4,600,000 shares of its Common Stock.

  We also consent to the incorporation by reference therein of our report dated March 24, 1995 with respect to the consolidated financial schedules of Anthony Industries, Inc. for the years ended December 31, 1992, 1993 and 1994 included in the Annual Report (Form 10-K, Exhibit (23)) for 1994 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Los Angeles, California
April 25, 1995